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Cohen & Steers REIT and Utility Income Fund, Inc.

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Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 Tel (212) 832-3232

FOR IMMEDIATE RELEASE

ISS Governance Services Recommends Shareholders

of Cohen & Steers REIT and Utility Income Fund Vote “FOR”

Re-election of the Board’s Directors

NEW YORK, March 20, 2008—ISS Governance Services, the leading independent proxy advisory firm, has recommended that shareholders of Cohen & Steers REIT and Utility Income Fund, Inc. (NYSE: RTU) vote the WHITE proxy card to re-elect the board’s three nominees for a three-year term: Richard E. Kroon, Willard H. Smith Jr. and Bonnie Cohen (not related to Cohen & Steers co-chairman and co-chief executive officer Martin Cohen). Each nominee has been a director since the fund’s inception in 2004. The fund will hold its annual shareholders’ meeting at 10 a.m. Eastern Time on Tuesday, April 1, 2008 at Cohen & Steers’ headquarters at 280 Park Avenue, New York, NY.

In reaching its decision to support the existing board, ISS concluded that “the increases to the fund’s distribution level each year since [it] was launched [in 2004] proves the board has taken specific actions to increase the distribution to shareholders. Moreover, these steps have helped reduce the discount of the fund. Additionally, the fund has outperformed its benchmark index. As such, ISS recommends shareholders vote FOR management’s nominees.”

ISS also cited the fund’s attempt to reduce the market discount to NAV by filing for a closed-end managed distribution order in 2004 and the strong NAV performance that has benefitted all shareholders. “I am pleased that ISS recognizes the ongoing efforts the board has made to benefit all shareholders,” said Martin Cohen, “and that these steps have helped to reduce the discount of the fund.”

ISS further noted that, “according to Morningstar, the fund outperformed the FTSE NAREIT Equity Index1 and the fund’s blended index for the one- and three-year periods ended December 31, 2007. In addition, the one-year performance of the fund as of March 18, 2008 ranked sixth in the fund’s peer group,2 according to Morningstar.”

1 Total returns as of December 31, 2007, based on market price. Blended Index consists of 40% NAREIT Equity REIT Index, 40% S&P 1500 Utilities and 20% Merrill Lynch Fixed Rate Preferred Index. The performance data quoted represent past performance. Past performance is no guarantee of future results. The investment return will vary and the principal value of an investment will fluctuate and shares may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. During certain of the periods presented, the advisor has waived fees. Absent such waivers, returns would have been lower. Since inception 1/30/2004.

2 At February 29, 2008, there were 20 funds in the peer group.

“We are also very pleased that, in December of 2007, Morningstar gave RTU a four-star overall rating out of 18 specialty real estate funds,”3 Mr. Cohen said. He added that the directors have approved additional investment strategies designed to increase the fund’s income and have fully supported management’s build-out of a dedicated team to further enhance performance, and that the fund has been successful in meeting its investment objectives for shareholders.

The current board of directors has increased the distribution level each year since the fund’s inception. That rate is now equal to $1.65 per share—an annualized rate of 9.7% based on its closing price on March 19, 2008.

RTU’s primary investment objective is to seek high current income. It invests primarily in securities issued by real estate investment trusts (REITS) and companies engaged in the utilities industry.

In supporting the board, ISS rejected the nominees of hedge fund speculator Arthur Lipson, a managing member of Western Investment LLC.

About Cohen & Steers

Cohen & Steers Capital Management, Inc. is a manager of high-income equity portfolios specializing in U.S. REITs, international real estate securities, preferred securities, utilities and infrastructure, and large cap value stocks. Headquartered in New York City, with offices in Brussels, Hong Kong, London and Seattle, the company serves individual and institutional investors through a wide range of open-end funds, closed-end funds and institutional separate accounts.

Forward Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the company’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

3 The overall Morningstar Rating is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year Morningstar Rating metrics, as applicable. For each fund with at least a three-year history, Morningstar calculates its ratings based on a risk-adjusted return measure that accounts for variation in a fund’s monthly performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star. Cohen & Steers Select REIT and Utility Income Fund received four stars in the three year category out of 8 funds.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.